UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) – March 17, 2009

IEC ELECTRONICS CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-6508	13-3458955
(Commission File Number)	(IRS Employer Identification No.)

105 Norton Street, Newark, New York 14513
(Address of principal executive offices)(Zipcode)

(315) 331-7742
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreement

On March 17, 2009, IEC Electronics Corp. (“IEC”) entered into a Settlement Agreement (the “Settlement Agreement”) with Val-U-Tech Corp. (“Val-U-Tech”), Kathleen Brudek, Michael Brudek and Nicholas Vaseliv (the “Shareholders”) in settlement of a dispute relating to the Merger Agreement dated as of May 23, 2009 (the “Merger Agreement”) by and among IEC, VUT Merger Corp, Val-U-Tech and the Shareholders. The Merger Agreement was previously disclosed in IEC’s Current Report on Form 8-K filed on May 30, 2008 and IEC’s acquisition of Val-U-Tech was previously disclosed in IEC’s Current Report on Form 8-K filed on June 5, 2008 as amended by the Current Report on Form 8-K/A filed on August 13, 2008.

Under the Settlement Agreement, the parties agreed to reduce the purchase price payable under the Merger Agreement by the net amount of $401,852.09 and to amend and restate the three promissory notes in the original aggregate principal amount of $3,450,000 issued by IEC to the Shareholders in payment of a portion of the purchase price to reflect such reduction. This amendment and restatement of the purchase notes was deemed to be effective as of February 28, 2009. As disclosed in IEC’s Quarterly Report on Form 10-Q for the quarterly period ended December 26, 2008 filed on January 20, 2009, the purchase price under the Merger Agreement and the aggregate principal amount of the purchase notes have previously been reduced based upon reconciliations of Val-U-Tech’s final working capital at May 30, 2008 and gross revenues for the calendar year ended December 31, 2008. After application of the net purchase price reduction under the Settlement Agreement and the previous purchase price reductions described above, the aggregate outstanding principal amount of the restated purchase notes effective as of February 28, 2009 was $2,701,741.80.

Under the Settlement Agreement, IEC also agreed to pay the Shareholders the aggregate amount of $240,488.22 in full satisfaction of IEC’s obligations under Section 6.07 of the Merger Agreement. This payment was deemed to constitute the payment of $213,471.66 in principal amount of the restated purchase notes, together with $27,016.56 in interest thereon, due on March 1, 2009. As a result of this payment, the aggregate outstanding principal amount of the restated purchase notes was further reduced to $2,488,270.14. IEC also waived its right to any further purchase price adjustments under the Merger Agreement.

Under the Settlement Agreement, in full satisfaction and release of the Shareholders’ obligations under Section 9.02 of the Merger Agreement, the Shareholders also agreed to surrender to IEC the 500,000 shares of IEC’s common stock issued to the Shareholders under the Merger Agreement.  The parties also entered into mutual releases of all claims relating to the Merger Agreement and related matters.

Copies of the Settlement Agreement and of each of the three restated purchase notes are attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2, 10.3 and 10.4.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 17, 2009, pursuant to the Settlement Agreement described above, Michael Brudek resigned as a member of the board of directors of IEC, effective immediately. Mr. Brudek’s resignation was not the result of a disagreement with management regarding the operations, policies or practices of IEC. A copy of Mr. Brudek’s letter of resignation is attached to this Current Report on Form 8-K as Exhibit 99.1. A copy of the press release issued by IEC announcing Mr. Brudek’s resignation is attached hereto as Exhibit 99.2.

The information contained in Exhibit 99.1 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01                      Financial Statements and Exhibits

The following is the index of exhibits furnished in accordance with Item 601 of Regulation S-K, filed as part of this Current Report on Form 8-K or incorporated by reference herewith:

10.1	Settlement Agreement dated as of March 17, 2009 by and among IEC Electronics Corp., Val-U-Tech Corp., Kathleen Brudek, Michael Brudek and Nicholas Vaseliv
10.2	Restated Promissory Note dated effective February 28, 2009 by IEC Electronics Corp. to the order of Kathleen Brudek in the principal amount of $2,026,306.59
10.3	Restated Promissory Note dated effective February 28, 2009 by IEC Electronics Corp. to the order of Michael Brudek in the principal amount of $135,086.71
10.4	Restated Promissory Note dated effective February 28, 2009 by IEC Electronics Corp. to the order of Nicholas Vaseliv in the principal amount of $540,348.50
99.1	Letter dated March 17, 2009 from Michael Brudek
99.2	Press Release issued by IEC Electronics Corp. on March 23, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IEC Electronics Corp.
(Registrant)

Date: March 23, 2009	By:	/s/ W. Barry Gilbert
W. Barry Gilbert
Chairman, Chief Executive Officer